UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): August 11, 2009

UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)

5250 South Sixth Street

Springfield, Illinois 62703

(Address of principal executive offices and zip code)

(217) 241-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 – Other Events

Item 8.01.  Other Events.

On July 20, 2009, UTG, Inc.’s indirect 73% owned subsidiary American Capitol Insurance Company, a Texas life insurance company, entered into a definitive stock purchase agreement for the sale of its 100% owned life insurance subsidiary, Texas Imperial Life Insurance Company.  The transaction is expected to close by December 31, 2009 and is contingent upon regulatory approval and other factors.

Texas Imperial Life Insurance Company represents approximately $29,000,000 or 6% of the consolidated assets of UTG, Inc.  The sale is anticipated to have near zero impact to the consolidated income statement of UTG.  On a Statutory basis of accounting, this transaction will result in an increase of approximately $3,300,000 to the Statutory capital and surplus of American Capitol Insurance Company.

Texas Imperial Life Insurance Company is an immaterial subsidiary acquired in 2006 as part of the acquisition of ACAP Corporation and subsidiaries.  UTG, Inc. has a history of acquisition and consolidation.  Texas Imperial Life Insurance Company is a Texas only stipulated premium insurance company.  This fact makes a consolidation or merger of this company with any of the other insurance companies within the group impractical.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	August 11, 2009	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer